Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Reports Positive Results from Phase I(a) Clinical Study of CPP-115

CPP-115 Safe and Well Tolerated Across All Dose Levels

CORAL GABLES, FL, May 22, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced positive results from a Phase I(a) study to evaluate the safety, tolerability and pharmacokinetic (PK) profile of CPP-115, a novel small molecule drug candidate for the potential treatment of epilepsy (initially infantile spasms), cocaine addiction and other select CNS indications. The study results demonstrated that CPP-115 was well tolerated at all six doses administered. This Phase I(a) study is also the first step of an infantile spasms clinical development plan that was discussed with the U.S. Food and Drug Administration’s (FDA) Division of Neurology Products during a pre-IND meeting in October 2011.

“The positive results of our CPP-115 first-in-man study mark an important initial milestone toward our goal of becoming a leading CNS specialty pharmaceutical company,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “The results of the study are promising and are consistent with our preclinical findings. We believe that CPP-115 has the potential to address important unmet needs in both epilepsy and addiction, highlighted by its orphan designations in the United States (infantile spasms) and European Union (West Syndrome), as well as its Fast Track status for cocaine addiction in the United States.”

Highlights from the CPP-115 Phase I(a) study include:

-	Study Design
o	Double-blind, placebo-controlled, single ascending dose of CPP-115 solution administered orally to healthy volunteers
o	55 subjects in 7 cohorts of 8 each (1 had 7); 6 subjects randomized to CPP-115 and 2 subjects randomized to placebo
o	Dosing ranged from 5 mg to 500 mg

-	Primary Outcome Measure
o	Safety of single oral doses, defined as number of subjects with clinically significant changes in vital signs, electrocardiogram abnormalities based on changes in cardiac rhythm, serious or severe adverse events, and/or clinically significant changes in clinical laboratory evaluations

-	Secondary Outcome Measures
o

Comparative PK profiles of single ascending oral doses, with profile comparisons based on plasma concentrations, including: i) Cmax - maximum observed plasma concentration; ii) Tmax - time to maximum observed plasma concentration; iii) AUC (0 - ¥) - area under the concentration-time curve from time zero extrapolated to infinite time; and iv) AUC (0 - last) - area under the concentration-time curve from time zero to the last measurable concentration

-	Key Findings
o	No serious or severe adverse events
o	No cardiovascular or respiratory events
o	Rapidly absorbed (time to peak blood concentration about 30 minutes)
o	Elimination half-life of 4-6 hours
o	Cmax increases in a dose proportional manner over the range of doses studied, 5-500 mg; whereas there is a greater than proportional increase in AUCs in the dose range
o	Top dose studied of 500 mg is greater than 10 times the predicted effective doses from animal models of 15-30 mg/day

-	Future Development Plans (subject to funding)
o	Preclinical studies in juvenile animals of sufficient duration to span Phase II study designs
o	Double-blind, placebo-controlled multiple ascending dose Phase I(b) study to evaluate safety and PK, and to determine the effective dose using GABA magnetic resonance spectroscopy
o	Phase II studies to evaluate the use of CPP-115 in the treatment of infantile spasms (West Syndrome) and cocaine addiction

-	Advisors for CPP-115 Development to Treat Infantile Spasms
o	Dr. Jack Pellock and Dr. Donald Shields, who are world-renowned experts in the clinical development and treatment of infantile spasms; both of them attended Catalyst’s pre-IND meeting and are medical consultants to Catalyst on the development of CPP-115 for the treatment of infantile spasms

“I am pleased that Catalyst has successfully completed the first study necessary to move CPP-115 forward into a pilot trial in babies diagnosed with infantile spasms, a serious disease that is in need of safer, more efficacious treatments,” stated Dr. Jack Pellock, Professor and Chairman, Division of Child Neurology, Virginia Commonwealth University. “I look forward to working with Catalyst to advance CPP-115 expeditiously into a Phase II trial to determine its safety and efficacy in such patients.”

About CPP-115

CPP-115 is a novel GABA aminotransferase inhibitor and vigabatrin analogue that, based on preclinical studies to-date, is greater than 100 times more potent than vigabatrin and may have reduced side effects (e.g., visual field defects, or VFDs and sedation) from those associated with vigabatrin. Catalyst licensed CPP-115 from Northwestern University where it was invented by Dr. Richard B. Silverman, the John Evans Professor of Chemistry, and a team of scientists. Dr. Silverman holds more than 40 patents and is the inventor of Pfizer’s drug, pregabalin (Lyrica®). CPP-115’s development progress was recently presented at the 2012 Epilepsy Pipeline Update Conference in San Francisco, CA. CPP-115 has been granted Orphan Drug Designation for the treatment of infantile spasms by the FDA, and has been granted Orphan Medicinal Product Designation for the treatment of West Syndrome by the European Commission. It has also been granted Fast Track status by the FDA for the treatment of cocaine addiction.

About West Syndrome / Infantile Spasms

An infantile spasm is a type of seizure seen in an epilepsy syndrome of infancy and childhood known as West Syndrome. The onset of infantile spasms is usually in the first year of life, typically between 4-8 months. Spasms often occur in clusters of up to 100 at a time, and infants may have dozens of clusters and several hundred spasms per day. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders and genetic disorders can give rise to spasms, making it important to identify them (symptomatic IS). In some children, no cause can be found (cryptogenic IS). Mental retardation occurs in 70–90% of persons with infantile spasms, usually involving severe to profound retardation. Early control of seizures is critical for reducing developmental delays and levels of mental retardation, but ~5% of infants with this condition eventually die from complications caused by the seizures.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. Catalyst also plans to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will be determined to be effective for the treatment of addiction, infantile spasms or other CNS indications, whether CPP-115 will have reduced side effects compared to CPP-109, whether the funding required for future studies of CPP-115 will be obtained, whether CPP-115 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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